Exhibit 4.1

FISCAL AND PAYING AGENCY AGREEMENT

Between

DISCOVER BANK

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Fiscal and Paying Agent

Dated as of August 9, 2018

4.682% Fixed-to-Fixed Rate Subordinated Notes Due 2028

i

ii

This FISCAL AND PAYING AGENCY AGREEMENT (the “Agreement”) is entered into as of August 9, 2018 by and between Discover Bank, as Issuer (the “Bank”), and U.S. Bank National Association as Fiscal and Paying Agent (the “Fiscal and Paying Agent”).

W I T N E S S E T H:

WHEREAS, the Bank proposes to issue and sell $500,000,000 of its 4.682% Fixed-to-Fixed Rate Subordinated Notes Due 2028 (the “Subordinated Notes”) in minimum denominations of $250,000 to certain institutional accredited investors in an offering that is exempt from registration with the Securities and Exchange Commission; and

WHEREAS, the Bank desires to appoint the Fiscal and Paying Agent as fiscal and paying agent of the Bank with respect to the preparation, authentication, delivery, registration and payment of the Subordinated Notes;

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

APPOINTMENT

Section 1.1. Appointment of Fiscal and Paying Agent. The Fiscal and Paying Agent is hereby appointed as fiscal and paying agent for the Subordinated Notes on the terms and conditions specified in this Agreement and in the Subordinated Notes, and the Fiscal and Paying Agent hereby accepts such appointment. The Bank hereby appoints the Fiscal and Paying Agent as registrar for the Subordinated Notes.

ARTICLE 2

THE SUBORDINATED NOTES

Section 2.1. Form of Subordinated Notes. The Subordinated Notes will be represented by one or more global certificates, each such certificate hereinafter called a “Global Subordinated Note.” All Global Subordinated Notes shall be registered in the name of The Depository Trust Company (“DTC”), as depository, or its nominee or a successor depository or nominee. All Global Subordinated Notes shall be in substantially the form attached hereto as Exhibit A and may have such appropriate insertions, omissions, variations or substitutions as are required or permitted by, and not inconsistent with, this Agreement, and may also have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules or regulations made pursuant thereto or with the rules or regulations of any securities exchange or governmental agency or as may, consistently herewith, be determined by the officers of the Bank executing such Global Subordinated Notes, as evidenced by their execution thereof. Beneficial interests in the Global Subordinated Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee and its participants.

Section 2.2. Certifications of Authorized Representatives of the Bank.

(a) Any instruction given by the Bank to the Fiscal and Paying Agent under this Agreement shall be in the form of an Officer’s Certificate. For the purposes of this Agreement, “Officer’s Certificate” means a certificate signed by an Authorized Representative (defined below) and delivered to the Fiscal and Paying Agent.

(b) On or before the original issue date, the Bank shall furnish the Fiscal and Paying Agent with an Officer’s Certificate of the Bank certifying the incumbency and specimen signatures of the representatives of the Bank who are authorized to instruct the Fiscal and Paying Agent regarding the completion and delivery of the Global Subordinated Notes and take other actions hereunder (each an “Authorized Representative”). The Bank shall notify the Fiscal and Paying Agent promptly in writing if any of such persons ceases to be so authorized or if any additional person becomes so authorized together, in the case of an additional authorized person, with evidence satisfactory to the Fiscal and Paying Agent that such person has been so authorized and any such change shall become effective on the Business Day (as hereinafter defined) on which the Fiscal and Paying Agent receives notice thereof.

Section 2.3. Authentication and Delivery.

(a) All Subordinated Notes shall be issued and delivered in accordance with the terms of this Agreement, the Global Subordinated Notes and the Letter of Representations from the Bank to DTC dated November 11, 2009. All instructions regarding the completion and delivery of Subordinated Notes shall be given in writing by an Authorized Representative by telex, telecopy, electronic transmission or other means acceptable to the Fiscal and Paying Agent. Upon receipt of such written instructions as described in the preceding sentence, the Fiscal and Paying Agent shall:

(i) manually authenticate such Global Subordinated Note or Global Subordinated Notes by any one of the officers of the Fiscal and Paying Agent duly authorized and designated by it for such purpose; and

(ii) deliver such Global Subordinated Note or Global Subordinated Notes to DTC or its nominees or retain and hold such Global Subordinated Note or Global Subordinated Notes as custodian for DTC pursuant to DTC’s instructions.

(b) Each Subordinated Note shall bear an original issue date which shall remain the same for all Subordinated Notes subsequently issued upon transfer, exchange or substitution of such original Subordinated Note regardless of the date of issuance of any such subsequently issued Subordinated Note.

(c) All instructions given by the Bank pursuant to this Section 2.3 must be received by the Fiscal and Paying Agent by 11 a.m., New York City time, on the Business Day (except as indicated in Sections 3.1(b) and 6.11) preceding the original issue date for the Global Subordinated Notes. For all purposes under this Agreement, the term “Business Day” shall mean any day that is not a Saturday or Sunday and that, in The City of New

York, New York, is not a day on which banking institutions are generally authorized or required by law to be closed. The Fiscal and Paying Agent shall not be required to perform any duties on any day that is not a Business Day.

(d) The Fiscal and Paying Agent shall have no responsibility to the Bank to determine by whom a facsimile signature of the Bank shall be affixed on the Global Subordinated Notes, or whether a signature of an Authorized Representative is genuine, if such signature resembles the specimen signature of such Authorized Representative on the Officer’s Certificate delivered pursuant to Section 2.2(b). The Fiscal and Paying Agent shall incur no liability to the Bank in acting or refraining from taking any action hereunder upon instructions contemplated hereby which the recipient thereof believed in good faith to have been given by an Authorized Representative. In the event a discrepancy exists between the instructions as originally received by the Fiscal and Paying Agent and any subsequent instruction relating to the same subject matter, the original instructions will be deemed controlling if action has already been taken in reliance thereon. The Fiscal and Paying Agent agrees to give notice to the Bank of such discrepancy reasonably promptly upon the discovery by the Fiscal and Paying Agent of such discrepancy.

(e) Each instruction given to the Fiscal and Paying Agent in accordance with this Section 2.3 shall constitute a representation and warranty to the Fiscal and Paying Agent by the Bank that (i) the issuance and delivery of the Global Subordinated Notes to which the instruction relates have been duly and validly authorized by the Bank, (ii) such Global Subordinated Notes, when completed, authenticated and delivered pursuant hereto, will constitute valid and legally binding obligations of the Bank and (iii) the Fiscal and Paying Agent’s appointment to act for the Bank hereunder has been duly authorized by all necessary corporate action of the Bank.

(f) The Bank further represents and warrants to the Fiscal and Paying Agent that the Bank is free to enter into this Agreement and to perform the terms hereof.

Section 2.4. Denominations; Issuance of Certificated Securities.

(a) Except as provided in paragraph (b) of this Section 2.4, the Subordinated Notes shall be issuable only in book-entry form, without coupons, in denominations of $250,000 and any amount in excess thereof which is an integral multiple of $1,000.

(b) If at any time (i) DTC notifies the Bank in writing that it is unwilling or unable to act as depository for the Subordinated Notes or if DTC ceases to be a clearing agency registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended, and a successor depository is not appointed by the Bank within 90 days after the effective date of DTC’s ceasing to act as depository for the Subordinated Notes, (ii) the Bank, at its option, notifies the Fiscal and Paying Agent in writing that it elects to cause the issuance of Subordinated Notes in definitive form or (iii) any event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default as defined in the Subordinated Notes, the Bank will execute, and the Fiscal and Paying Agent will, upon the execution of the then standard form of the Fiscal and Paying

Agent’s agreement for certificated securities and upon receipt of instructions in writing from the Bank, authenticate and deliver Subordinated Notes of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the Global Subordinated Notes then outstanding in exchange for such Global Subordinated Notes. Any such certificated Subordinated Notes will be issued in fully registered form to the persons identified by DTC as the beneficial owners thereof, without coupons, in denominations of $250,000 or any amount in excess thereof which is an integral multiple of $1,000. Such certificated Subordinated Notes may not subsequently be exchanged by a holder for Subordinated Notes in denominations of less than $250,000. If Subordinated Notes are issued in definitive form hereunder, payment and other terms related to such Subordinated Notes will be as set forth on the face thereof.

Section 2.5. Principal Amount; Reopening. The aggregate principal amount of the Subordinated Notes that may be authenticated and issued under this Agreement is initially limited to $500,000,000, except for Subordinated Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Subordinated Notes pursuant to Sections 2.4, 2.6 or 2.9; provided, however, that the Bank may, so long as no Event of Default (as defined in the Subordinated Notes) has occurred and is continuing, reopen the Subordinated Notes to issue additional Subordinated Notes on the same terms and conditions (except for issue date and offering price), with the same CUSIP number as the Subordinated Notes and which shall form a single series with the originally issued Subordinated Notes, without the consent of the holders of the Subordinated Notes; provided, however, that such additional Subordinated Notes must be fungible with the originally issued Subordinated Notes for U.S. federal income tax purposes. As used herein, the term “Subordinated Notes” includes any such additional Subordinated Notes.

Section 2.6. Security Register; Registration of Transfer and Exchange.

(a) The Fiscal and Paying Agent shall, so long as any of the Subordinated Notes remain outstanding, maintain records in accordance with its customary practices, including all forms of transfer for the Subordinated Notes and shall: (i) keep at its corporate trust office or the office of its affiliate in New York City, a register (the “Security Register”) in such form as the Fiscal and Paying Agent may determine, in which, subject to such reasonable requirements as it may prescribe, it shall provide for the registration of the Global Subordinated Notes and of any exchanges or transfers thereof and (ii) maintain records showing for each outstanding Subordinated Note issued in definitive form under Section 2.4(b), the principal amount, maturity date, interest rate and other terms thereof, the date of original issue and all subsequent transfers and consolidations or exchanges.

(b) All Subordinated Notes presented for transfer shall be duly endorsed or be accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the Fiscal and Paying Agent. Upon receipt by the Bank of a Subordinated Note submitted for transfer, the Bank will execute, and the Fiscal and Paying Agent will authenticate, one or more new Subordinated Notes of like tenor and terms in an aggregate principal amount equal to the principal amount of the Subordinated Note presented for transfer in accordance with the transfer instructions accompanying same. The Fiscal and Paying Agent shall date its signature on the date it signs such Subordinated Notes. No service charge (other than any cost of delivery) shall be imposed by the Fiscal or Paying Agent for any exchange or registration of transfer of a Subordinated Note but the Bank or Fiscal and Paying Agent may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith or presentation of evidence that such tax or charge has been paid. Notwithstanding anything to the contrary set forth herein, no registration or transfer shall be made on or after the fifteenth day immediately preceding the Maturity Date (as defined in the Subordinated Note) or any redemption date.

(c) Notwithstanding anything in this Agreement to the contrary, unless Subordinated Notes are issued in definitive form under Section 2.4(b) hereof, beneficial ownership of the Subordinated Notes will only be shown on, and transfers thereof will be effected only through, records maintained by DTC, its nominees or its participants (as defined in the offering circular dated August 6, 2018 relating to the offering of the Subordinated Notes). The Fiscal and Paying Agent shall have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Subordinated Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and it shall be fully protected in acting or refraining from acting on any such information provided by DTC with respect thereto.

Section 2.7. Persons Deemed Owners. Prior to due presentment of a Subordinated Note for registration or transfer, the Bank, the Fiscal and Paying Agent and any agent of the Bank or the Fiscal and Paying Agent may treat the person in whose name such Subordinated Note is registered as the owner of such Subordinated Note for the purpose of receiving payments of principal and interest, if any, and for all other purposes whatsoever, whether or not such Subordinated Note be overdue, and neither the Bank nor the Fiscal and Paying Agent shall be affected by notice to the contrary.

Section 2.8. Cancellation of Unissued Global Subordinated Notes. Promptly upon the written request of the Bank, the Fiscal and Paying Agent shall cancel and return to the Bank all unissued Global Subordinated Notes in its possession.

Section 2.9. Mutilated, Stolen or Destroyed Subordinated Notes. In case a Subordinated Note shall at any time become mutilated, destroyed, lost or stolen and such Subordinated Note or evidence satisfactory to the Bank or the Fiscal and Paying Agent of the loss, theft, or destruction thereof (together with indemnity satisfactory to the Bank and the Fiscal and Paying Agent and such other documents of proof as may be required by them) shall be delivered to the Bank, a new Subordinated Note of like tenor will be issued by the Bank in exchange for the Subordinated Note so mutilated, or in lieu of the Subordinated Note so destroyed or lost or stolen. The Fiscal and Paying Agent will authenticate any such substituted Subordinated Note and deliver the same on the written request or authorization of an Authorized Representative. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Subordinated Note shall be borne by the holder of the Subordinated Note so mutilated, destroyed, lost or stolen. If any Subordinated Note which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Subordinated Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Subordinated Note) upon compliance by the holder thereof with the provisions of this Section 2.9 (including delivery of an indemnity satisfactory to the Bank and the Fiscal and Paying Agent and such other documents of proof as may be required by them).

Section 2.10. Redemption.

(a) No sinking fund will be provided for the Subordinated Notes.

(b) The Subordinated Notes are subject to redemption at the option of the Bank, in whole but not in part, (i) at any time within 90 days following a Regulatory Capital Treatment Event (as defined below) or (ii) on August 9, 2023, in each case at a redemption price equal to 100% of the principal amount of the Subordinated Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

For the purposes of the foregoing:

“Regulatory Capital Treatment Event” means the good faith determination by the Bank that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision thereof or therein that is enacted or becomes effective after the issuance of the Subordinated Notes; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the issuance of the Subordinated Notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the Subordinated Notes; there is more than an insubstantial risk that the Bank will not be entitled to treat an amount equal to the principal amount of the Subordinated Notes as Tier 2 capital, or the equivalent thereof, for purposes of the capital adequacy guidelines as then in effect and applicable to the Bank.

(c) Redemption of the Subordinated Notes is subject to the Bank’s receipt of any required prior approval from the Federal Deposit Insurance Corporation (the “FDIC”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FDIC specifically applicable to the redemption of the Subordinated Notes.

(d) If the redemption date is not a Business Day, then payment of the redemption price may be made to holders on the next Business Day and no additional interest will accrue on the redemption price if paid on such Business Day.

(e) Notice of redemption to holders shall be given to holders on no less than 10 or more than 60 days’ prior to the date fixed for redemption through the customary notice provisions of the depositary. The notice of redemption shall specify (i) the date fixed for redemption, (ii) the redemption price (or if not then ascertainable, the manner of calculation thereof), (iii) the place or places of payment, (iv) that payment will be made upon presentation and surrender of the Subordinated Notes, (v) that interest accrued to the redemption date will be paid as specified in the notice and (vi) that on and after the redemption date interest on the Subordinated Notes will cease to accrue. The notice of redemption shall be given by the Bank or, at the Bank’s request, by the Fiscal and Paying Agent in the name and at the expense of the Bank.

(f) The Fiscal and Paying Agent shall be entitled to request an Officer’s Certificate stating that all conditions precedent to delivery of such notice of redemption in this Agreement have been complied with.

ARTICLE 3

THE FISCAL AND PAYING AGENT

Section 3.1. Payment of Subordinated Notes.

(a) The Subordinated Notes will bear interest (i) from and including August 9, 2018 to, but excluding, August 9, 2023, at a rate of 4.682% per annum and (ii) from and including August 9, 2023 to, but excluding, August 9, 2028, at a rate per annum which will be 1.730% above the 5-Year Mid-Swap Rate (as defined below).

For purposes of the foregoing:

“5-Year Mid-Swap Rate” means the 5-year semi-annual mid-swap rate as displayed on the Reset Screen Page (as defined below) on the Reset Interest Determination Date (as defined below). In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate shall be the Reset Reference Bank Rate (as defined below) on the Reset Interest Determination Date.

“5-Year Mid-Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on the basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on August 9, 2023, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate or such other short-term rate, if any, as shall have generally replaced the 3-month U.S. dollar LIBOR rate in the relevant market at the relevant time for purposes of such fixed-for-floating U.S. dollar interest rate swaps quotations, as determined by the Fiscal and Paying Agent upon consultation with an investment bank of national standing (calculated on the basis of the actual number of days elapsed in 360-day year). If the Fiscal and Paying Agent has determined a replacement rate, the Fiscal and Paying Agent may implement changes to the business day convention, the definition of business day, the interest payment determination date and any method for obtaining the substitute or any adjustments to the successor base rate or the spread in a manner that is consistent with industry accepted practices for such substitute or successor base rate.

“Reset Interest Determination Date” means the second Business Day prior to August 9, 2023.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5-Year Mid-Swap Rate Quotation provided by five leading swap dealers in the interbank market to the paying agent as at approximately 11:00 a.m. (New York time) on the Reset Interest Determination Date. If at least three quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5-Year Mid-Swap Rate will be the quotation provided. If no quotations are provided, the 5-Year Mid-Swap Rate shall be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page.

“Reset Screen Page” means Reuters screen “ICESWAP1” (or any successor page or, if a successor page is unavailable, an equivalent page of Bloomberg or any comparable provider as determined by the Bank in its sole discretion) as at 11:00 a.m. (New York time).

The Fiscal and Paying Agent will act as calculation agent for the Subordinated Notes.

(b) Payments of principal and interest payable at the Maturity Date or on any redemption date will be made by wire transfer in immediately available funds to the bank accounts in the United States designated by the holders of the Subordinated Notes, provided that the Subordinated Notes are presented to the Fiscal and Paying Agent in time for the Fiscal and Paying Agent to make such payments in such funds in accordance with its normal procedures and subject to Section 3.3 hereof.

(c) Payments of interest (other than interest payable at Maturity Date or on any redemption date) will be made on February 9 and August 9 of each year, commencing on February 9, 2019 to the holders of the Subordinated Notes entitled thereto as of the close of business on February 1 and August 1, as the case may be (whether or not such day is a Business Day) (each such date, a “Regular Record Date”) next preceding the interest payment date, by wire transfer of immediately available funds to the bank accounts in the United States designated by such holders in a written notice received by the Fiscal and Paying Agent not later than the applicable Regular Record Date and subject to Section 3.3 hereof.

(d) The Fiscal and Paying Agent is authorized and, subject to its prior receipt of funds in respect thereof, will pay amounts falling due in respect of any Subordinated Note duly presented for payment as provided in paragraph (b) of this Section 3.1 as long as the Global Subordinated Note representing such Subordinated Note has been authenticated by one of the Fiscal and Paying Agent’s officers who was duly designated and authorized for such purpose at the time of such authentication, notwithstanding that said officer is no longer so designated or the authority of said officer has been terminated between the time of execution and the time of payment.

(e) The Fiscal and Paying Agent shall have no obligation to use its own funds for any payment of principal or interest on the Subordinated Notes or for any other purpose pursuant to this Agreement.

Section 3.2. Information Regarding Amounts Payable. The Fiscal and Paying Agent shall, as soon as practicable after each record date for the payment of interest on the Subordinated Notes (other than interest payable on the Maturity Date or on any redemption date), but not later than five days preceding the related interest payment date, notify the Bank of the amount of interest to be paid on the Subordinated Notes on the related interest payment date.

Section 3.3. Deposit of Funds. The Bank shall deposit with the Fiscal and Paying Agent by 10 a.m., New York City time (i) on each interest payment date (other than the Maturity Date or on any redemption date) an amount in immediately available funds sufficient to pay the interest due on the Subordinated Notes on such date, (ii) on the Maturity Date an amount in immediately available funds sufficient to pay the full principal amount of the Subordinated Notes and all unpaid interest accrued thereon to the Maturity Date and (iii) on any redemption date an amount in immediately available funds sufficient to pay the full redemption price plus accrued and unpaid interest, if any, to but excluding the redemption date.

Section 3.4. Disposition of Funds Held for Payment of Subordinated Notes.

(a) In acting under this Agreement and in connection with the Subordinated Notes, the Fiscal and Paying Agent is acting solely as agent of the Bank and does not assume any obligation or relationship of agency or trust with the holders of the Subordinated Notes or the beneficial owners of the Global Subordinated Notes, except that, subject to the provisions of subsection (b) of this Section 3.4, all money deposited with the Fiscal and Paying Agent pursuant to Section 3.3 shall be held by it on behalf of the holders of the Subordinated Notes and the beneficial holders of the Global Subordinated Notes entitled thereto until such money is disbursed to the holders of the Subordinated Notes (subject to escheat and other unclaimed property laws) in accordance with the provisions of the Subordinated Notes and this Agreement or otherwise. Money deposited with the Fiscal and Paying Agent need not be segregated from other funds of the Fiscal and Paying Agent, except to the extent required by law. The Fiscal and Paying Agent agrees that it shall not exercise any right of set-off, lien or similar claim in respect of such money deposited with the Fiscal and Paying Agent.

(b) Any money deposited with the Fiscal and Paying Agent for the payment of the principal of or interest on any Subordinated Note that remains unclaimed or unpaid for two years after such principal or interest has become due and payable shall be remitted by the Fiscal and Paying Agent to the Bank and the holders of the Subordinated Notes entitled thereto shall thereafter, as unsecured general creditors, look only to the Bank for payment thereof as successor fiscal and paying agent, and all liability of the Fiscal and Paying Agent with respect to such money shall thereupon cease.

Section 3.5. Receipt and Delivery of Notices.

(a) Forthwith upon the receipt by the Fiscal and Paying Agent of a demand or notice from any holder of a Subordinated Note in accordance with the provisions hereof, the Fiscal and Paying Agent shall promptly forward a copy thereof to the Bank.

(b) On behalf of and at the request and expense of the Bank, the Fiscal and Paying Agent shall cause to be delivered to the holders of the Subordinated Notes all notices required to be given by the Bank to such holders in accordance with the provisions hereof.

Section 3.6. Additional Responsibilities. If the Bank shall ask the Fiscal and Paying Agent to perform any duties not specifically set forth in this Agreement as duties of the Fiscal and Paying Agent (the “Additional Responsibilities”) and the Fiscal and Paying Agent chooses to perform such Additional Responsibilities, the Fiscal and Paying Agent shall be held to the same standard of care and shall be entitled to all the protective provisions (including, but not limited to, indemnification) set forth herein with respect to such Additional Responsibilities unless the Fiscal and Paying Agent has entered into a separate written agreement which specifically addresses the standard of care with respect to such Additional Responsibilities.

Section 3.7. Miscellaneous. Notwithstanding anything to the contrary herein:

(a) in paying principal and interest on the Subordinated Notes hereunder, the Fiscal and Paying Agent shall be acting as a conduit and shall not be paying such principal or interest for its own account. In the absence of written notice from the Bank to the contrary, the Fiscal and Paying Agent shall be entitled to assume that any Subordinated Note presented to it, or deemed presented to it, for payment, is entitled to be so paid;

(b) the Fiscal and Paying Agent shall not be required to invest any moneys delivered to it pursuant to this Agreement and shall have no liability for interest on any moneys received or held by it hereunder;

(c) the Fiscal and Paying Agent shall not be responsible for the accuracy of any recital of any party (other than the Fiscal and Paying Agent) that is stated herein or in the Subordinated Notes or in any offering materials relating thereto and makes no representations as to the validity or enforceability of the Subordinated Notes and shall incur no responsibility in respect thereto;

(d) the Fiscal and Paying Agent shall be protected in acting or refraining from acting upon any notice, order, requisition, request, consent, certificate, order, opinion (including an opinion of counsel, Officer’s Certificate or both), affidavit, letter, telegram or other paper or document deemed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons; and

(e) any action taken by the Fiscal and Paying Agent pursuant to this Agreement upon the request or authority or consent of any person who at the time of making such request or giving such authority or consent is the holder of a Subordinated Note shall be conclusive and binding upon (i) all future holders of the same Subordinated Note and any Subordinated Note issued in exchange therefor or in place thereof, (ii) all beneficial owners of the same Subordinated Note and (iii) all holders of the same Subordinated Note issued in definitive form pursuant to Section 2.4(b) hereof.

ARTICLE 4

LIABILITY AND INDEMNIFICATION

Section 4.1. Liability.

(a) The duties and obligations of the Fiscal and Paying Agent are ministerial in nature and such duties and obligations shall be determined solely by the express provisions of this Agreement. The Fiscal and Paying Agent will not have any fiduciary duties. The Fiscal and Paying Agent shall not be liable to the Bank, the holders of Subordinated Notes or the beneficial owners of the Global Subordinated Notes except for the performance of such duties and obligations as are specifically set forth herein and no implied covenants shall be read into this Agreement against it.

(b) The Fiscal and Paying Agent shall not be required to ascertain whether any action taken by the Bank hereunder, including (i) the offering and sale of Subordinated Notes, (ii) the issuance of such Subordinated Notes or (iii) any amendment or termination of this Agreement, has been duly authorized by the Bank or is in compliance with any other agreement to which the Bank is a party (whether or not the Fiscal and Paying Agent is also a party to such other agreements) or any law or governmental regulation to which the Bank is subject. The Fiscal and Paying Agent shall have no responsibility in the case of any default by the Bank in the performance of the Subordinated Notes.

(c) The Fiscal and Paying Agent shall not have any liability hereunder except in the case of its gross negligence, bad faith, willful misconduct or failure to perform in accordance with this Agreement (which failure constitutes gross negligence, bad faith or willful misconduct). NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL THE FISCAL AND PAYING AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF THIS CONTRACT OR TORT.

Section 4.2. Indemnification. The Bank agrees to indemnify and hold harmless the Fiscal and Paying Agent, its officers, directors, employees and agents (each an “Indemnified Party”) from and against all losses, liabilities, obligations, claims, damages, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable legal fees and expenses) relating to or arising out of the performance of its duties under this Agreement, except to the extent they are caused by the negligence, bad faith or willful misconduct of such Indemnified Party or failure of such Indemnified Party to perform in accordance with this Agreement. In the event of resignation or removal of the Fiscal and Paying Agent, any successor to the performance of the obligations of the Fiscal and Paying Agent as specified in this Agreement shall be entitled to rely upon this indemnity. These indemnification obligations shall survive the termination of this Agreement, including any termination pursuant to any applicable federal or state bankruptcy law, to the extent enforceable under applicable law, and shall survive the resignation or removal of the Fiscal and Paying Agent while remaining applicable to any action taken or omitted by the Fiscal and Paying Agent while acting pursuant to this Agreement.

Section 4.3. Agents and Advisors. The Fiscal and Paying Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or advisors selected by it in good faith and with due care as it may reasonably require and will not be responsible for any negligence or misconduct on the part of any of them so selected by the Fiscal and Paying Agent.

ARTICLE 5

RESIGNATION OR REMOVAL OF FISCAL AND PAYING AGENT; SUCCESSION

Section 5.1. Resignation or Removal. The Fiscal and Paying Agent may at any time resign from its duties hereunder by giving written notice of resignation to the Bank specifying the date on which such resignation shall become effective; provided, however, that such date shall not be less than 60 Business Days after such notice is given to the Bank. The Bank may at any time remove the Fiscal and Paying Agent by giving written notice of removal to the Fiscal and Paying Agent specifying the date on which such removal shall be effective; provided, however, that such date shall not be less than 30 Business Days after such notice is given to the Fiscal and Paying Agent. Any termination or resignation hereunder shall not affect the Fiscal and Paying Agent’s right to the payment of fees earned or charges incurred through the effective date of such termination or resignation, as the case may be.

Section 5.2. Successor Fiscal and Paying Agent. Upon the effective date of such resignation or removal, the Fiscal and Paying Agent shall deliver any money then held by it pursuant to Section 3.4(a) to the successor appointed by the Bank to serve as fiscal and paying agent for the Subordinated Notes and all liability of the Fiscal and Paying Agent with respect to such money shall thereupon cease. The Fiscal and Paying Agent shall also provide such successor with a copy of its records relating to the Subordinated Notes as such successor shall reasonably request. However, the Fiscal and Paying Agent may retain copies of any records turned over for archival purposes. If such successor has not been appointed by the effective date of such resignation or removal, the Fiscal and Paying Agent shall pay such money and deliver such records to the Bank with the same effect as though such payment were made pursuant to Section 3.4(b); it being understood and agreed that the Bank may undertake to perform any of the functions of the Fiscal and Paying Agent. The delivery, transfer and assignment of such moneys and records by the Fiscal and Paying Agent to its successor or the Bank, as the case may be, shall be sufficient, without the requirement of any additional act or the requirement of any indemnity to be given by the Fiscal and Paying Agent, to relieve the Fiscal and Paying Agent of all further responsibility for the exercise of the rights or the performance of the obligations vested in the Fiscal and Paying Agent pursuant to this Agreement. The Bank shall notify, or cause the Fiscal and Paying Agent to notify, each holder of Global Subordinated Notes of the appointment of any successor Fiscal and Paying Agent or the undertaking of the Bank to perform the functions of the Fiscal and Paying Agent.

Section 5.3. Successor by Merger, Etc. Any corporation or association into which the Fiscal and Paying Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust and agency business as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become successor Fiscal and Paying Agent hereunder and shall be invested with all of the rights, powers, trusts, duties and obligations of the Fiscal and Paying Agent hereunder, without the execution or filing of any instrument or any further act. The Fiscal and Paying Agent shall provide notice to the Bank of any such conversion, merger, consolidation, sale or transfer as soon as practicable after the Fiscal and Paying Agent obtains knowledge that such event will occur or has occurred.

ARTICLE 6

MISCELLANEOUS

Section 6.1. Compensation of the Fiscal and Paying Agent. The Bank agrees to pay the Fiscal and Paying Agent compensation for all services rendered by the Fiscal and Paying Agent hereunder in such amounts as set forth on the Fee Schedule attached hereto and payable at such times as the Bank and the Fiscal and Paying Agent may agree to and to promptly reimburse the Fiscal and Paying Agent for all reasonable out-of-pocket expenses (including reasonable attorneys fees), disbursements and advances incurred or made by the Fiscal and Paying Agent in the performance of its duties hereunder. The obligation of the Bank pursuant to this Section 6.1 shall survive the termination of this Agreement, including any termination pursuant to any federal or state bankruptcy law, to the extent enforceable under applicable law.

Section 6.2. Reliance on Opinions of Counsel or Officer’s Certificate.

(a) The Fiscal and Paying Agent may, at any time, request and receive an opinion of counsel (including its in-house counsel) concerning its duties hereunder. The Fiscal and Paying Agent shall be free to act upon the advice contained in such opinion and shall have no liability to the Bank, the holders of the Subordinated Notes or the beneficial owners of the Global Subordinated Notes in respect of an action taken or omitted by the Fiscal and Paying Agent in good faith in reliance on a written opinion of such counsel (including its in-house counsel).

(b) The Fiscal and Paying Agent shall have no liability to the Bank, the holders of the Subordinated Notes or the beneficial owners of the Global Subordinated Notes in respect of an action taken or omitted by the Fiscal and Paying Agent in good faith in reliance on an Officer’s Certificate.

Section 6.3. Subordinated Notes Held by Fiscal and Paying Agent. The Fiscal and Paying Agent, in its individual or other capacity, may become a purchaser, holder, transferor, pledgee or may otherwise own, hold or transfer any beneficial interest in any Subordinated Notes and may commence or join in any action which a beneficial owner of a Subordinated Note is entitled to take without any conflict with its responsibilities pursuant to this Agreement.

Section 6.4. Notices. Notices and other communications hereunder shall (except to the extent otherwise expressly provided) be in writing or given via electronic media and shall be addressed as follows, or to such other addresses as the parties hereto shall specify from time to time.

If to the Bank:	Discover Bank 12 Read’s Way New Castle, Delaware 19720 Attention: Michael F. Rickert Telephone: (302) 323-7184 Telecopy: (302) 323-7393 Email: mikerickert@discover.com
With a copy to:	Discover Financial Services 2500 Lake Cook Road Riverwoods, Illinois 60015 Attention: D. Christopher Greene Telephone: (224) 405-0330 Telecopy: (224) 405-4073 Email: christophergreene@discover.com
If to the Fiscal And Paying Agent	U.S. Bank National Association 100 Wall Street – Suite 1600 New York, NY 10005 Attention: Corporate Trust Services Telephone: 212-951-8561 Telecopy: 212-509-3384

All notices shall be deemed given when received. All notices required to be given to the holders of Subordinated Notes shall be in writing and sent by first-class mail to such holders at their respective addresses shown in the Security Register.

Section 6.5. Parties. Except for rights arising under Section 3.4(a), this Agreement is solely for the benefit of the parties hereto and their successors and assigns and nothing herein, express or implied, shall grant any benefit or any legal or equitable right, remedy or claim under this Agreement to any other person including, without limitation, any holder of a Subordinated Note or any beneficial owner of a Global Subordinated Note.

Section 6.6. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, WHERE APPROPRIATE, THE LAWS OF THE UNITED STATES.

Section 6.7. Separability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.8. Effect of Headings. The article and section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 6.9. Amendments.

(a) Without the consent of the holders of the Subordinated Notes, the Bank and the Fiscal and Paying Agent, at any time and from time to time, may amend the terms of this Agreement and the Subordinated Notes, including amendments to the terms of the Subordinated Notes designed to cure ambiguities, defects or inconsistencies; except, however, that the consent of all holders of Subordinated Notes is required in order to:

(i) change the Maturity Date of any Subordinated Note, extend the time of payment on any overdue principal amount, change the coin or currency in which any Subordinated Note or the interest thereon is payable, change the definition of interest payment date contained in the Subordinated Notes, reduce the principal amount of or the rate of interest on any Subordinated Note, change the method of payment specified in the Subordinated Notes to other than wire transfer in immediately available funds, impair the right of a holder of the Subordinated Notes to institute suit for the enforcement of any payments of principal of or interest or other amounts on such Subordinated Notes or modify the subordination provisions of the Subordinated Notes in any manner adverse to the holders thereof;

(ii) reduce the percentage in principal amount of Subordinated Notes outstanding, the consent of whose holders is required for any such amendment to this Agreement or the Subordinated Notes; or

(iii) modify any of the provisions of this Section 6.9, except to increase any such percentage or to provide that certain other provisions of this Agreement or the Subordinated Notes cannot be modified or waived without the consent of the holder of each outstanding Subordinated Note.

If the consent of the holders of the Subordinated Notes is required hereunder, the Bank and the Fiscal and Paying Agent shall request such consent and the Fiscal and Paying Agent will deliver to each holder of Subordinated Notes an explanation provided to it by (or on behalf of) the Bank of such amendment and the terms thereof. It shall not be necessary under this Section 6.9 for the holders of the Subordinated Notes to approve the precise form of any proposed amendment.

(b) Upon the execution of any amendment to this Agreement under this Section 6.9 by the Bank and the Fiscal and Paying Agent, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each holder of Subordinated Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby. The Fiscal and Paying Agent, on behalf of the Bank, shall promptly transmit by mail to each holder of Subordinated Notes a notice setting forth the general terms of any amendment to this Agreement executed under this Section 6.9.

(c) Before entering into any amendment to this Agreement, the Fiscal and Paying Agent shall receive and be fully protected in relying upon an Officer’s Certificate and an opinion from counsel to the Bank that such amendment has been duly authorized, executed and delivered by the Bank and that all conditions precedent in connection with the execution of such amendment have been satisfied.

Section 6.10. Events of Default; Rescission.

(a) Upon the occurrence of an Event of Default (as defined in the Subordinated Notes) or the curing of an Event of Default, the Bank will promptly notify in writing the Fiscal and Paying Agent thereof, and the Fiscal and Paying Agent will promptly notify, by first-class mail, postage prepaid, the holders of the Subordinated Notes thereof. If an Event of Default shall occur and be continuing, the holder of a Subordinated Note, upon written notice to the Bank and the Fiscal and Paying Agent, may, at its option, declare such Subordinated Note to be, and, on the day such declaration shall have been delivered to the Bank and the Fiscal and Paying Agent, unless the Fiscal and Paying Agent shall have received notice from the Bank that all Events of Default have been cured by the Bank prior to receipt by the Fiscal and Paying Agent of such declaration, such Subordinated Note shall become, immediately due and payable at its principal amount, together with accrued and unpaid interest thereon to the date of payment; provided, however, that no accelerated payment may be made (i) without the prior written approval of the FDIC and the approval of any other regulatory authority as may be required at such time or (ii) if such payment is prohibited by Section 764(b) of Title 5 of the Delaware Code or any successor provision.

(b) At any time after the delivery to the Fiscal and Paying Agent of a declaration of an Event of Default and acceleration pursuant to the provisions of a Subordinated Note, the holder of a Subordinated Note, by written notice evidencing its ownership interest to the Bank and the Fiscal and Paying Agent, may rescind and annul such declaration of an Event of Default and its consequences with respect to such Subordinated Note. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

(c) The holder of a Subordinated Note may waive any past Event of Default and its consequences with respect to such Subordinated Note. No such waiver shall affect any subsequent Event of Default or impair any right consequent thereto.

Section 6.11. Actions Due on Saturdays, Sundays and Holidays. If any date on which a payment, notice or other action required by this Agreement falls is other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day on which the Fiscal and Paying Agent is open for business with the same force and effect as if made on such date.

Section 6.12. Agreement to Pay Attorneys’ Fees and Other Expenses. In the event the Bank shall default under any of the provisions of this Agreement and the Fiscal and Paying Agent shall employ attorneys or incur other expenses for the enforcement of performance or observance or any such obligation or agreement, the Bank agrees that it will on demand pay to the Fiscal and Paying Agent the reasonable fees and expenses of such attorneys and such other reasonable expenses incurred by the Fiscal and Paying Agent.

Section 6.13. Survival. The Fiscal and Paying Agent’s rights to compensation, reimbursement and indemnification shall survive the termination of this Agreement, including any termination pursuant to any federal or state bankruptcy law, to the extent enforceable under applicable law.

Section 6.14. No Implied Waivers. The right of any party under any provision of this Agreement shall not be affected by its prior failure to require the performance by any other party under such provision or any other provision of this Agreement, nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself or any other provision.

Section 6.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto, shall be delivered to each of the parties hereto.

Section 6.16. Term. This Agreement shall remain in full force and effect until the earlier to occur of (i) such time as the principal of and interest on all the Subordinated Notes shall have been paid, (ii) the effective date of the resignation or removal of the Fiscal and Paying Agent or (iii) the payment of funds to the Bank in accordance with Section 3.4(b).

Section 6.17. Complete Agreement. This Agreement and any appendix hereto contain the entire understanding of the parties with respect to the subject hereof (except for any separate confidentiality agreement between the Bank and the Fiscal and Paying Agent applicable to this Agreement), and no waiver, alteration or modification of any of the provisions hereof, shall be binding unless in writing and signed by a duly authorized representative of all parties hereto.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Fiscal and Paying Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Fiscal and Paying Agent. The parties to this Agreement agree that they will provide the Fiscal and Paying Agent with such information as it may request in order for the Fiscal and Paying Agent to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

DISCOVER BANK,
as Issuer of the Subordinated Notes

By:	/s/ Timothy J. Schmidt

Name:	Timothy J. Schmidt

Title:	Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Fiscal and Paying Agent

By:	/s/ K. Wendy Kumar

Name:	K. Wendy Kumar

Title:	Vice President

EXHIBIT A

FORM OF GLOBAL SUBORDINATED NOTE

THIS NOTE IS NOT REQUIRED TO BE, AND IS NOT, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY AND IS SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THE OBLIGATION OF DISCOVER BANK (THE “BANK”) EVIDENCED BY THIS NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE BANK’S OBLIGATIONS TO ITS DEPOSITORS AND TO THE BANK’S OBLIGATIONS TO ITS GENERAL CREDITORS AND TO ITS SECURED CREDITORS, AS SET FORTH HEREIN, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BANK AND IS NOT SECURED.

THIS NOTE IS AN OBLIGATION SOLELY OF THE BANK AND WILL NOT BE AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, DISCOVER FINANCIAL SERVICES OR ANY OF THE BANK’S OTHER AFFILIATES.

THIS NOTE IS ISSUABLE ONLY IN FULLY REGISTERED FORM IN MINIMUM DENOMINATIONS OF $250,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS THEREOF. EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE MUST BE AN INSTITUTIONAL INVESTOR WHO IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS REQUIRED TO HOLD A BENEFICIAL INTEREST IN A $250,000 PRINCIPAL AMOUNT OR ANY INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF OF THIS NOTE AT ALL TIMES.

Registered Principal Amount: $500,000,000

No. R-1

CUSIP No.: 25466A AN1

ISIN No.: US25466AAN19

Common Code: 186523644

DISCOVER BANK

4.682% Fixed-to-Fixed Rate Subordinated Note Due 2028

This 4.682% Fixed-to-Fixed Rate Subordinated Note Due 2028 (the “Security”) is registered in the name of CEDE & CO., the nominee of The Depository Trust Company (the “Depository”), 55 Water Street, New York, New York, and may not be transferred except as a whole by the nominee of the Depository to another nominee of the Depository or to the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository unless and until this Security is exchanged in whole or in part for Securities in definitive form. Unless this certificate is presented by an authorized representative of the Depository to the Corporate Trust Department of U.S. Bank National Association, as Fiscal and Paying Agent or any duly appointed successor Fiscal and Paying Agent (the “Fiscal and Paying Agent”), and any certificate issued is registered in the name of Cede & Co. or such other name as is requested in writing by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested in writing by an authorized representative of the Depository), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE OR TO ANY PERSON IS WRONGFUL, inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

The Bank, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on August 9, 2028 (the “Maturity Date”) and to pay interest (i) from and including August 9, 2018 to, but excluding, August 9, 2023, at a rate of 4.682% per annum, and (ii) from and including August 9, 2023 to, but excluding, August 9, 2028, at a rate per annum which will be 1.730% above the 5-Year Mid Swap Rate (as defined herein) (calculated on the basis of a 360-day year of twelve 30-day months), on the unpaid principal hereof until said principal amount has been paid in full or duly made available for payment, semiannually in arrears on February 9 and August 9 of each year, commencing February 9, 2019, and on the Maturity Date (each, an “Interest Payment Date”). Payments will include interest accrued to (but excluding) the relevant Interest Payment Date. All payments on this Security shall be applied first to accrued interest and the balance, if any, to principal.

If the Maturity Date, any redemption date or any other Interest Payment Date falls on a day that is not a Business Day (as defined below), the related payment shall be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Maturity Date, any redemption date or Interest Payment Date, as the case may be. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required to be closed in The City of New York, New York.

Reference is made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Fiscal and Paying Agent by the manual signature of one of its authorized signatories, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this Security to be duly executed and its corporate seal to be hereunto affixed and attested.

DISCOVER BANK

(CORPORATE SEAL)	By:

Attest:

By:

Name:

Title:

This is one of the Securities referred to in the within-mentioned Fiscal and Paying Agency Agreement:

U.S. BANK NATIONAL ASSOCIATION, as Fiscal and Paying Agent

By:

Dated: August 9, 2018

Form of Reverse Side of Note

1. This Security is one of a duly authorized issue of Securities of the Bank, designated as its “4.682% Fixed-to-Fixed Rate Subordinated Notes Due 2028” (each a “Security”, and collectively, the “Securities”), initially limited in aggregate principal to $500,000,000. The Bank may, so long as no Event of Default (as defined below) has occurred and is continuing and without the consent of the Holders (as defined below) hereof, issue additional Securities and thereby increase such aggregate principal amount in the future, on the same terms and conditions (except for issue date and offering price) and with the same CUSIP number as this Security; provided, however, that such additional Securities shall be consolidated and form a single series with this Security only if such additional Securities are fungible with this Security for U.S. federal income tax purposes. The Bank, for the benefit of the registered holders from time to time of the Securities (collectively, the “Holders”), has entered into a Fiscal and Paying Agency Agreement, dated as of August 9, 2018 (as the same may be amended, supplemented or otherwise modified from time to time, the “Fiscal and Paying Agency Agreement”), between the Bank and the Fiscal and Paying Agent. Reference is hereby made to the Fiscal and Paying Agency Agreement (copies of which are on file and available for inspection during normal business hours at the offices of the Fiscal and Paying Agent at U.S. Bank National Association, 100 Wall Street – Suite 1600, New York, NY 10005, Attention: Corporate Trust Administration, or at such other place or places as the Fiscal and Paying Agent shall designate by notice to the Holder in whose name this Security is registered on the Security Register (as defined in Section 3 of this Security)), for a statement of the further rights of the Holders and the further rights, limitations of rights, duties and indemnities thereunder of the Bank and the Fiscal and Paying Agent and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security will bear interest (i) from and including August 9, 2018 to, but excluding, August 9, 2023, at a rate of 4.682% per annum and (ii) from and including August 9, 2023 to, but excluding, the Maturity Date, at a rate per annum which will be 1.730% above the 5-Year Mid-Swap Rate (as defined below).

For purposes of the foregoing:

“5-Year Mid-Swap Rate” means the 5-year semi-annual mid-swap rate as displayed on the Reset Screen Page (as defined below) on the Reset Interest Determination Date (as defined below). In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate shall be the Reset Reference Bank Rate (as defined below) on the Reset Interest Determination Date.

“5-Year Mid-Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on the basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on August 9, 2023, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate or such other short-term rate, if any, as shall have generally replaced the 3-month U.S.

dollar LIBOR rate in the relevant market at the relevant time for purposes of such fixed-for-floating U.S. dollar interest rate swaps quotations, as determined by the Fiscal and Paying Agent upon consultation with an investment bank of national standing (calculated on the basis of the actual number of days elapsed in 360-day year). If the Fiscal and Paying Agent has determined a replacement rate, the Fiscal and Paying Agent may implement changes to the business day convention, the definition of business day, the interest payment determination date and any method for obtaining the substitute or any adjustments to the successor base rate or the spread in a manner that is consistent with industry accepted practices for such substitute or successor base rate.

“Reset Interest Determination Date” means the second Business Day prior to August 9, 2023.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5-Year Mid-Swap Rate Quotation provided by five leading swap dealers in the interbank market to the paying agent as at approximately 11:00 a.m. (New York time) on the Reset Interest Determination Date. If at least three quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5-Year Mid-Swap Rate will be the quotation provided. If no quotations are provided, the 5-Year Mid-Swap Rate shall be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page.

“Reset Screen Page” means Reuters screen “ICESWAP1” (or any successor page or, if a successor page is unavailable, an equivalent page of Bloomberg or any comparable provider as determined by the Bank in its sole discretion) as at 11:00 a.m. (New York time).

The Fiscal and Paying Agent will act as calculation agent for this Security.

Payment of the principal and interest payable on the Maturity Date or on any redemption date will be made by wire transfer in immediately available funds to a bank account in the United States designated by the Holder, upon presentation and surrender of this Security at the office of the Fiscal and Paying Agent or its affiliate in New York City or at such other place or places as the Fiscal and Paying Agent shall designate by notice to the Holder, provided that this Security is presented to the Fiscal and Paying Agent in time for the Fiscal and Paying Agent to make such payments in such funds in accordance with its normal procedures and subject to the deposit by the Bank of sufficient funds to enable the Fiscal and Paying Agent to make such payments. Payments of interest (other than interest payable on the Maturity Date or on any redemption date) shall be made by wire transfer in immediately available funds to a bank account in the United States designated by the Holder in a written notice received by the Fiscal and Paying Agent not later than the applicable Record Date (as defined below). Interest payable on any Interest Payment Date (other than the Maturity Date or on any redemption date) shall be payable to the Holder in whose name this Security is registered at the close of business on February 1 or

August 1, as the case may be (whether or not a Business Day), next preceding the Interest Payment Date in such month (each such date being referred to herein as a “Regular Record Date”), notwithstanding the subsequent cancellation of this Security prior to or on such Interest Payment Date, except that interest not so punctually paid or duly made available to the Fiscal and Paying Agent for payment, if any, will be paid to the Holder in whose name this Security is registered at the close of business on a Special Record Date fixed by the Bank (a “Special Record Date”) notice of which shall be given to the Holder not less than 10 calendar days prior to such Special Record Date (the Regular Record Date and Special Record Date are referred to herein collectively as “Record Dates”). Interest payable on this Security on the Maturity Date or on any redemption date will be payable to the Holder to whom the principal of this Note is payable on such date. To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Security, on any amount of principal of or interest on this Security not paid when due. All payments on this Security shall be applied first to accrued interest and the balance, if any, to principal.

2. Payments of principal of and interest on this Security shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Until the date on which all of the Securities shall have been surrendered or delivered to the Fiscal and Paying Agent for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Securities shall have been made available for payment and either paid or returned to the Bank as provided herein and in the Fiscal and Paying Agency Agreement, the Fiscal and Paying Agent or its affiliate shall at all times maintain an office or agency in New York City, where Securities may be presented or surrendered for payment; provided that, any successor Fiscal and Paying Agent appointed by the Bank as permitted by Section 12 of this Security, or the Bank upon undertaking the performance of the functions of Fiscal and Paying Agent, shall not be required to maintain an office in New York City but shall be required to maintain an office or agency the location of which shall be communicated promptly to the Holder of this Security.

3. Except as otherwise provided on the face of this Security, this Security is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Securities of other authorized denominations, by the Holder in person, or by his, her or its attorney duly authorized in writing, at the office of the Fiscal and Paying Agent or its affiliate in New York City. The Fiscal and Paying Agent shall maintain a register providing for the registration of the Securities and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Security for exchange or registration of transfer, the Bank shall execute and the Fiscal and Paying Agent shall authenticate and deliver in exchange therefor a Security or Securities, each in a denomination of $250,000 or any amount in excess thereof which is an integral multiple of $1,000 which has or have an aggregate denomination equal to the denomination of this Security and is or are registered in such name or names requested by the Holder. Any Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Fiscal and Paying Agent) be duly endorsed, or accompanied by a written instrument of transfer with such evidence of due authorization and guarantee of signature as may reasonably be required by the Fiscal and Paying Agent in form satisfactory to the Fiscal and Paying Agent, duly executed by the Holder or his, her or its attorney duly authorized in writing, and with such tax identification number or other information for each person in whose name a Security is to be issued as the Fiscal and Paying Agent may reasonably request to comply with applicable law. No exchange or registration of transfer of this Security shall be made on or after the fifteenth day immediately preceding the Maturity Date.

No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Security, but the Bank or Fiscal and Paying Agent may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).

Prior to due presentment of this Security for registration of transfer, the Bank, the Fiscal and Paying Agent and their respective agents may treat the Holder in whose name this Security is registered in the Security Register as the absolute owner of this Security for the purpose of receiving payments of principal of and interest on this Security and for all other purposes whatsoever, whether or not this Security be overdue, and the Bank and the Fiscal and Paying Agent shall not be affected by any notice to the contrary.

4. This Security is not subject to repayment at the option of the Holder prior to the Maturity Date and is not subject to any sinking fund.

5. This Security is subject to redemption at the option of the Bank, in whole but not in part, on no less than 10 or more than 60 days’ prior notice delivered to the Holder, (i) at any time within 90 days following a Regulatory Capital Treatment Event (as defined below) or (ii) on August 9, 2023, in each case at a redemption price equal to 100% of the principal amount of this Security to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

For the purposes of the foregoing:

“Regulatory Capital Treatment Event” means the good faith determination by the Bank that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision thereof or therein that is enacted or becomes effective after the issuance of this Security; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the issuance of this Security; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of this Security; there is more than an insubstantial risk that the Bank will not be entitled to treat an amount equal to the principal amount of this Security as Tier 2 capital, or the equivalent thereof, for purposes of the capital adequacy guidelines as then in effect and applicable to the Bank.

Redemption of this Security is subject to the Bank’s receipt of any required prior approval from the FDIC and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FDIC specifically applicable to the redemption of this Security.

If the redemption date is not a Business Day, then payment of the redemption price may be made to holders on the next Business Day and no additional interest will accrue on the redemption price if paid on such Business Day.

6. The indebtedness of the Bank evidenced by this Security, including the principal and interest, is unsecured and subordinate and junior in right of payment to the Bank’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, its obligations to any Federal Reserve Bank or the Federal Deposit Insurance Corporation (“FDIC”) and its obligations to its other creditors (whether unsecured or secured), and to any rights acquired by the FDIC as a result of loans made by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e), in each case whether outstanding at the date of this Security or hereafter incurred (except any obligations which expressly rank on a parity with or junior to this Security). In the case of any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up of the Bank, whether voluntary or involuntary, all such obligations, except obligations that expressly rank on a parity with or junior to this Security, shall be entitled to be paid in full before any payment shall be made on account of the principal of, or interest on, this Security. In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Holder of this Security, together with the holders of any other obligations of the Bank ranking on a parity with this Security, shall be entitled to be paid from the remaining assets of the Bank, the unpaid principal of, and the unpaid interest on, this Security or such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Security. For the avoidance of doubt, this Security will rank on a parity with the Bank’s 4.127% Subordinated Note due 2025, 7.000% Subordinated Notes due 2020 and 8.700% Subordinated Notes due 2019. Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any interest on this Security in accordance with its terms.

7. Notwithstanding any other provisions of this Security, (x) the Bank shall not make any payment of principal of or interest on this Security to the extent that it is prohibited from doing so by 12 U.S.C. Section 1831o(h)(2) or any successor provision or by Section 764(b) of Title 5 of the Delaware Code or any successor provision; and (y) the Bank shall not make any payment on this Security to the extent that it is prohibited from doing so by 12 U.S.C. Section 1828(b) or any successor provision.

8. Notwithstanding any other provisions of this Security, pursuant to Section 18(i)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(i)(1)), the Bank may not retire any part of this Security without the prior written approval of the FDIC.

9. Notwithstanding any other provisions of this Security, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Bank, it is expressly understood and agreed that the FDIC or any other receiver or conservator of the Bank shall have the right in the performance of his legal duties, and as part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations of this Security to any national banking association, state bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal and interest on this Security and the due and punctual performance of all covenants and conditions hereof; and that the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Security, and shall serve to return the Holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holder of this Security, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

10. Any depository institution, as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds this Security (or beneficial interest herein) shall be deemed to have agreed by acquiring this Security (or beneficial interest herein) that any rights of such institution to offset all or any portion of the indebtedness represented by this Security (or beneficial interest herein) against any indebtedness or other obligations of such institution to the Bank are waived by such institution.

11. All notices to the Bank under this Security shall be in writing and addressed to the Bank at Discover Bank, 12 Read’s Way, New Castle, Delaware 19720, Attention: Michael F. Rickert, Vice President, Chief Financial Officer and Assistant Treasurer, with a copy to Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015, Attention: D. Christopher Greene, Deputy General Counsel and Assistant Secretary, or to such other address as the Bank may notify to the Holder. All notices to the Fiscal and Paying Agent shall be in writing and addressed to the Fiscal and Paying Agent at the office of the Fiscal and Paying Agent at U.S. Bank National Association, 100 Wall Street—Suite 1600, New York, NY 10005, Attention: Corporate Trust Operations. All notices to the Holder shall be in writing and sent by first-class mail to the Holder at his or its address as set forth in the Security Register.

12. In acting under the Fiscal and Paying Agency Agreement, the Fiscal and Paying Agent is acting solely as the agent of the Bank and does not assume any obligation or relationship of agency or trust with the Holder except money deposited with the Fiscal and Paying Agent will be held on behalf of the Holders until disbursed to the Holders, except as provided in the Fiscal and Paying Agency Agreement. Under the terms of the Fiscal and Paying Agency Agreement, the Bank may remove any Fiscal and Paying Agent and appoint a new Fiscal and Paying Agent in respect of the Securities, or may remove any Fiscal and Paying Agent and undertake to perform at the Bank any or all of the functions of the Fiscal and Paying Agent under the Fiscal and Paying Agency Agreement. The Bank shall notify, or cause the Fiscal and Paying Agent to notify, the Holder of this Security of the appointment of any successor Fiscal and Paying Agent or the undertaking of the Bank to perform at the Bank the functions of the Fiscal and Paying Agent.

13. The Securities are issuable only as fully registered Securities without interest coupons in denominations of $250,000 or any amount in excess thereof which is an integral multiple of $1,000.

14. The term “Event of Default,” as used in this Security, means any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any decree, order, rule or regulation of any governmental agency or body):

(i) the Bank shall consent to the appointment of a receiver, liquidator, trustee or other similar official (other than a conservator) in any receivership, liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank; or

(ii) a court or other governmental agency or body having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official (other than a conservator) of the Bank in any receivership, liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of the property of the Bank, or for the winding up or liquidation of the affairs or business of the Bank.

The Fiscal and Paying Agency Agreement provides that the Bank will promptly notify the Fiscal and Paying Agent, and the Fiscal and Paying Agent will promptly notify by first-class mail, postage prepaid, the Holders of the Securities, upon the occurrence of an Event of Default.

15. If an Event of Default shall occur and be continuing, the Holder may, at its option, by written notice to the Bank and the Fiscal and Paying Agent, declare this Security to be, and on the day of such declaration shall have been delivered to the Bank and the Fiscal and Paying Agent, unless the Fiscal and Paying Agent shall have received notice from the Bank that all Events of Default have been cured by the Bank prior to receipt by the Fiscal and Paying Agent of such declaration, such Security shall become, immediately due and payable at its principal amount, together with accrued and unpaid interest thereon to the date of payment; provided, however, that no accelerated payment may be made (i) without the prior written approval of the FDIC and the approval of any other regulatory authority as may be required at such time or (ii) if such payment is prohibited by Section 764(b) of Title 5 of the Delaware Code or any successor provision.

The Fiscal and Paying Agency Agreement provides that the Holder of this Security may rescind a declaration of an Event of Default and acceleration with respect to this Security under certain circumstances and may waive any past Event of Default and its consequences.

16. There is no right of acceleration with respect to this Security by reason of a default in the payment of the principal of or interest on the Securities or the performance of any other obligation of the Bank under the Fiscal and Paying Agency Agreement, the Securities or any other security issued by the Bank.

17. Subject to Section 9 hereof, the Bank shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless the person formed by such consolidation or into which the Bank is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Bank substantially as an entirety shall be a corporation, partnership or other entity organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on this Security and the performance or observance of every provision of this Security on the part of the Bank to be performed or observed.

18. The Fiscal and Paying Agency Agreement provides that the Bank and the Fiscal and Paying Agent may amend the Fiscal and Paying Agency Agreement and the Securities, including amendments to the terms of the Securities designed to cure ambiguities, defects or inconsistencies, without the consent of the Holders of the Securities, except that the consent of all Holders of Securities is required in order to change the Maturity Date of any Security, to extend the time of payment on any overdue principal amount, to change the coin or currency in which any Security or the interest thereon is payable, to change the definition of Interest Payment Date, to reduce the principal amount of or rate of interest on any Security, to change the method of payment to other than wire transfer in immediately available funds, to impair the right of the Holder of this Security to institute suit for the enforcement of payments of principal of or interest or other amounts on the Securities, to modify the subordination provisions of the Securities in any manner adverse to the Holders of Securities, to reduce the percentage in principal amount of Securities outstanding the consent of whose Holders is required to amend the Fiscal and Paying Agency Agreement or the Securities or to modify the provisions of the Fiscal and Paying Agency Agreement governing the amendment thereof and of the Securities. If the consent of the Holders of Securities is required, the Bank and the Fiscal and Paying Agent shall request such consent and will deliver to each Holder of Securities an explanation of such amendment and the terms thereof It shall not be necessary for the Holders of Securities to approve the precise form of any proposed amendment.

Any consent or waiver given by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

19. No reference herein to the Fiscal and Paying Agency Agreement and no provision of this Security shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed. No failure or delay on the part of the Holder in exercising any right under this Security shall operate as a waiver of, or impair, any such right. No waiver of any such rights shall be effective unless given in writing.

20. No recourse shall be had for the payment of principal of or interest on this Security for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or of any successor organization, either directly or through the Bank or any successor organization, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

21. The Securities constitute subordinated debt which qualifies as supplementary capital as provided in 12 C.F.R. Part 325, Appendix A.

22. This Security is a debt of the Bank only and is not an obligation of Discover Financial Services or any of its affiliates other than the Bank.

23. THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, WHERE APPROPRIATE, THE LAWS OF THE UNITED STATES.

FEE SCHEDULE